EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Amendment No. 2 to Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

AURUM VENTURES M.K.I. LTD.

By: /s/ Nir Dror-Darwish Name: Nir Dror-Darwish Title: Authorized Signatory

By: /s/ Ilan Lior Name: Ilan Lior Title: Authorized Signatory Date: August 3, 2020

/s/ Morris Kahn MORRIS KAHN Date: August 3, 2020